Available for Immediate Publication: February 5, 2007
Contacts:
Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David A. Heaberlin, EVP / Treasurer and Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces 2006 Results

Merced, California, February 5, 2007-Capital Corp of the West (NASDAQ:NMS: CCOW) today announced net income of $22,676,000 or $2.07 on a diluted per share basis for the year ended December 31, 2006, an 8% increase from the 2005 net income of $20,954,000 or $1.94 per diluted share. Net income for the fourth quarter ended December 31, 2006 was $5,037,000 or $0.46 per diluted share compared with $5,387,000 or $0.49 for the same period in 2005.

During 2006, the Company recorded a benefit payment related to bank owned life insurance of $179,000 and an after tax gain on sale of OREO of $110,000 ($190,000 pretax). In addition, certain inconsequential errors provided a net earnings benefit in 2006 of $56,000 related to specific tax benefits associated with prior period state tax returns in the amount of $187,000 as well as certain loan interest reversals primarily related to prior periods in the after tax amount of $131,000 ($225,000 pretax). Further, 2006 also includes a net after tax gain of $361,000 ($622,000 pre-tax) related to the sale of a portion of our agency preferred stock investments and an ARM mutual fund. Without these items, earnings for 2006 would have been $21,970,000 or $2.01 per diluted share.

Tom Hawker, Chief Executive Officer, stated: “The current economic environment continues to present profitability and growth challenges for both Capital Corp of the West and the entire banking industry. As we enter our 30th anniversary year, we view 2007 as a transformational year for proactively reevaluating all the opportunities available. We will clearly remain focused on our unique approach to value creation that has historically benefited our shareholders. This focus includes continuing to evaluate de novo expansion in our core markets while also being alert to acquisition opportunities; an enhanced focus on low cost deposit generation as well as appropriately risk priced lending; and, most importantly, providing superior service to our customers and communities including the continuing reinvestment of 5% of our net income to assist in the growth and prosperity of the communities we serve.”

“We expect to pursue acquisitions focused on expanding our banking markets in the Central Valley and acquisitions that could help us expand our fee income sources such as insurance and international trade finance. Further, we expect to continue enhancing our infrastructure and management ranks as we continue our growth as a multi-billion dollar bank.”

  Mr. Hawker continued that “despite the near-term drag on our earnings, we will continue to evaluate de novo investments to expand and upgrade our branch network. However, given the continually increasing costs associated with de novo expansion, especially in a more expensive market such as Sacramento, it is likely that our current expansion efforts are concluded for the time being as we determine the appropriate responses to market changes. Therefore, we expect the current phase of our expansion activity to be concluded in Q1 2007 with the opening of 4 additional branches bringing our total to 29. The net income drag associated with our expansion efforts since October 1, 2005, which management has previously communicated would occur, impacted 2006 after tax earnings by approximately $747,000 and will grow to an estimated $1,487,000 after tax impact in 2007 (including the 4 new branches discussed above). However, we currently believe that these investments will begin to add to our earnings growth by mid-2008. I look forward to discussing these and other matters with you at our scheduled conference call on February 6”, continued Mr. Hawker.

Dave Heaberlin, Chief Financial Officer, commented that “while the net interest margin for 2006 was 4.51% compared with 4.69% for the same period in 2005, the fourth quarter margin contraction from 4.73% in 2005 to 4.15% in 2006 may be a somewhat better indicator of our margin trend and the competitive loan / deposit environment. Average earning assets grew nicely in both these periods at approximately 18% and earning asset yields expanded from 6.42% in 2005 to 7.38% in 2006 (an increase of 15%) and from 6.71% in the fourth quarter of 2005 to 7.51% for the same period in 2006 (an increase of 12%). This 2006 growth can be reported despite a Q4 loan contraction of $40.6 million.” John Incandela, Chief Credit Officer, commented that “we do not view the current economic uncertainties as an environment to book loans where we are not appropriately compensated for our estimate of the embedded risk. Our Q4 loan contraction can be at least partially attributable to this mindset.” Ed Rocha, President of County Bank, added that “we are excited about our ability to assemble a very talented team to form our San Jose Business Banking Group. We believe these new Team Members, which began operations on February 1, 2007, provide us with an impressive new source for future loan growth. This new Team will expand on the products and services of the Asset Based Lending Group which we acquired in the first quarter of 2006.”

Mr. Heaberlin continued that “while interest bearing liabilities have also grown, much of this growth on average has been from our higher cost funding sources with our lowest cost funding sources essentially remaining flat during 2006. The cost associated with our interest bearing liabilities increased to 3.47% in 2006 (3.96% in Q4) compared with 2.17% for 2005 (2.48% in Q4) representing increases of approximately 60%.” Ed Rocha, stated that “we have restructured our incentive programs to strengthen our Team Members’ focus on low cost deposit and profitable loan growth. The contraction in our lower cost deposits was not from a loss of customer relationships but from our larger depositors more closely managing and investing their idle funds. We returned almost $50 million in deposits to our balance sheet in Q3 that were previously being swept each day into a higher yielding external third party investment. This product nearly doubled to $91 million at year end 2006 reflecting our customers focus on higher yielding products.”

Mr. Heaberlin concluded that “this core margin compression appears primarily a function of the aggressive competition for loans combined with the change in our liability funding mix. We believe it is likely that some further margin erosion could occur. However, dependent on economic events, we believe that this should be behind us by the second half of 2007. Our Federal funds sold position of more than $150 million at year-end ($99 million on average for the fourth quarter) has negatively impacted our fourth quarter 2006 margin by approximately 30 basis points. We believe that this position will be reduced over the next several months to eliminate our $92 million Brokered CDs position and provide support for our seasonal deposit patterns.”

Earnings Discussion

Net income for the year ended December 31, 2006 was $22,676,000 or $2.07 per diluted share. This compares to net income of $20,954,000 or $1.94 per diluted share for the same period in 2005. Annualized return on average assets and return on average equity were 1.25% and 16.85% for 2006 compared with 1.36% and 18.54% for the same period in 2005.

Q4 2006 net income was $5,037,000 or $0.46 per diluted share, compared to net income of $5,387,000 or $0.49 per diluted share for Q4 of 2005. Annualized return on average assets and return on average equity were 1.05% and 13.96% for 2006 compared with 1.33% and 17.93% for the same period in 2005.

The 2006 net income of $22,676,000 reflects an increase in net interest income of $8,604,000 from the same period in 2005 that was driven by a $250,071,000 or a 17.6% increase in average interest earning assets. The taxable equivalent net interest margin for 2006 was 4.51%, a decrease of 18 basis points from the 4.69% achieved during the same period during 2005.

The 2006 Q4 net income of $5,037,000 reflects an increase in net interest income of $530,000 from the same period in 2005 that was driven by a $273,336,000 or an 18% increase in average interest earning assets. The taxable equivalent net interest margin for 2006 Q4 was 4.15%, a decrease of 58 basis points from the 4.73% achieved during the same period during 2005.

In comparing the 2006 to 2005, non-interest expenses increased by $9,833,000 due primarily to increases in salaries and benefits of $6,402,000 that were the result of management and support staff increases necessary to accommodate branch expansion, normal salary progression, the addition of an asset based lending group in 2006 and equity compensation expense. For 2006, stock option expense of $717,000 was recorded. The $1,083,000 increase in premises and occupancy expense was due primarily to branch expansion and remodeling costs. Of the total 2006 non-interest increase of $9,833,000, $1,232,000 can be attributable to opened or planned branch expansions since October 1, 2005. Of the total 2006 non-interest expense, $1,407,000 can be attributable to opened or planned branch expansions since October 1, 2005.

Q4 2006 and Q4 2005 comparisons indicate that non-interest expenses increased by $2,569,000 due primarily to increases in salaries and benefits of $1,663,000 that were the result of management and support staff increases necessary to accommodate branch expansion, normal salary progression, the addition of an asset based lending group in 2006 and equity compensation expense. For Q4 2006 stock option expense of $131,000 was recorded. The $472,000 increase in premises and occupancy expense was due primarily to branch expansion and remodeling costs. Of the total 2006 non-interest increase of $2,569,000, $757,000 can be attributable to opened or planned branch expansions since October 1, 2005. Of the total 2006 non-interest expense, $813,000 can be attributable to opened or planned branch expansions since October 1, 2005.
.
Our effective tax rate was 32% for 2006 and 2005. Income tax expense for 2006 increased $636,000 to $10,598,000 compared to the $9,962,000 recorded in 2005. Our effective tax rate was 29% for the fourth of 2006 compared with 33% for the period in 2005. Income tax expense for 2006 Q4 decreased $593,000 to $2,019,000 compared to the $2,612,000 recorded in 2005. The decrease in the 2006 Q4 tax rate compared to 2005 was primarily attributable to true-up adjustments arising from the filing of the 2005 State tax return and certain adjustments related to the deferred tax liabilities. We expect our 2007 effective tax rate to approximate 31-33%.

Credit Quality

The Company’s allowance for loan losses was $14,031,000 or 1.15% of total loans at December 31, 2006. Nonperforming assets totaled $2,435,000 or 0.12% of total assets while nonperforming loans stood at $2,375,000 or 0.19% of total loans. At December 31, 2006, the allowance for loan losses totaled 591% of nonperforming loans. This compares to an allowance for loan losses of $14,776,000 or 1.38% of total loans at December 31, 2005. At December 31, 2005, nonperforming assets totaled $1,960,000 or 0.11% of total assets, nonperforming loans totaled $1,900,000 or 0.18% of total loans and the allowance for loan losses totaled 778% of nonperforming loans. At September 30, 2006, nonperforming assets totaled $3,393,000 or 0.18% of total assets and nonperforming loans totaled $3,333,000 or 0.26% of total loans.

Net charge-offs for the year of 2006 were $1,145,000 compared with net charge-offs of $880,000 for the same period in 2005. Net charge-offs for the fourth quarter of 2006 were $765,000 compared with $517,000 for the same period in 2005.

The continuing favorable loan loss experience resulted in a 2006 loan loss provision of $400,000 compared with $2,051,000 in 2005. No provision was recorded in 2006 Q4 versus $695,000 in 2005 Q4 and $200,000 in 2006 Q3. The Q4 reduction in earnings assets described above combined with Q4 recoveries of $603,000 obviated the need for a Q4 provision.

Book Values - Capital

The Company’s capital at December 31, 2006 stood at $147,580,000 compared with $122,245,000 as of December 31, 2005. Book value and tangible book value per share totaled $13.71 and $13.58 as of December 31, 2006 compared to $11.56 and $11.42 as of December 31, 2005. The Company’s leverage capital ratio stood at 9.33% at December 31, 2006, compared with 8.57% as of December 31, 2005. The Company’s risk based capital ratio stood at 12.49% at December 31, 2006, compared with 11.13% as of December 31, 2005.

Conference Call Recording

Capital Corp of the West’s 2006 earnings conference call is scheduled for February 6, 2006 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

Safe Harbor

In addition to historical information, this discussion and analysis includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made. Some possible events or factors that could occur that may cause differences from expected results include the following: the Company’s loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; or sell or buy participations of loans; the quality and adequacy of management of the borrower, developments in the industry the borrower is involved in, product and geographic concentrations and the mix of the loan portfolio. The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management’s judgments regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources. Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company’s results.

Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency; changes in laws and regulations; recently issued accounting pronouncements; government policies, regulations, and their enforcement (including Bank Secrecy Act related matters, taxing statutes and regulations); restrictions on dividends that our subsidiaries are allowed to pay to us; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; and management’s ability to manage these and other risks.

Reference Information

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is celebrating in 2007 more than 30 years of service as “Central California’s Community Bank.” Currently County Bank has twenty six branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or Dave Heaberlin, Treasurer and Chief Financial Officer, at (209) 725-7435.

- Capital Corp of the West Financial Statements and Tables Follow-
Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)
	At December 31,			At September 30,
(Dollars in thousands, except per share data)	2006	2005	One Year Change	2006	Three Month Change
Assets
Cash and non-interest bearing deposits in other banks	$44,853	61,331	(16,478)	$46,104	(1,251)
Federal funds sold	150,680	30,250	120,430	49,690	100,990
Time deposits at other financial institutions	350	350	-	350	-
Investment securities available for sale, at fair value	256,538	318,155	(61,617)	263,526	(6,988)
Investment securities held to maturity at cost, fair value of $166,266 and $178,233 at December 31, 2006 and 2005 and $170,327 at September 30, 2006	168,058	181,025	(12,967)	172,578	(4,520)
Loans, net of allowance for loan losses of $14,031 and $14,776 at December 31, 2006 and 2005 and $14,796 at September 30, 2006	1,210,730	1,054,120	156,610	1,251,404	(40,674)
Interest receivable	9,819	8,305	1,514	8,571	1,248
Premises and equipment, net	42,320	28,970	13,350	38,833	3,487
Goodwill and intangible assets	1,405	1,428	(23)	1,405	-
Cash value of life insurance	43,051	31,796	11,255	42,762	289
Investment in housing tax credit limited partnerships	10,082	8,745	1,337	8,440	1,642
Other assets	23,653	32,281	(8,628)	29,996	(6,343)
Total assets	$1,961,539	$1,756,756	$204,783	$1,913,659	$47,880

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing demand	287,723	310,284	(22,561)	$277,152	10,571
Negotiable orders of withdrawal	225,481	216,594	8,887	197,142	28,339
Savings	436,494	426,581	9,913	404,199	32,295
Time, under $100	263,369	216,016	47,353	247,061	16,308
Time, $100 and over	309,331	214,154	95,177	324,084	(14,753)
Brokered CD’s	92,943	20,871	72,072	124,258	(31,315)
Total deposits	1,615,341	1,404,500	210,841	1,573,896	41,445

Other borrowings and subordinated debentures	183,657	218,224	(34,567)	184,589	(932)
Accrued interest, taxes and other liabilities	14,961	11,787	3,174	13,101	1,860
Total liabilities	1,813,959	1,634,511	179,448	1,771,586	42,373

Preferred stock, no par value; 10,000,000 shares authorized; none Outstanding	-	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,760,762 and 10,575,392 issued & outstanding at December 31, 2006 and 2005 and 10,736,497 at September 30, 2006	64,586	59,785	4,801	63,904	682
Retained earnings	84,614	65,049	19,565	80,440	4,174
Accumulated other comprehensive (loss)	(1,620)	(2,589)	969	(2,271)	651
Total shareholders’ equity	147,580	122,245	25,335	142,073	5,507
Total liabilities and shareholders’ equity	$1,961,539	$1,756,756	$204,783	$1,913,659	$47,880

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)
	For the Three Months Ended December 31,			For the Three Months Ended September 30,
(Dollars in thousands)	2006	2005	One Year Change	2006	Three Month Change
Interest income	$33,076	$25,013	$8,063	$31,021	$2,055
Interest expense	15,010	7,477	7,533	12,871	2,139
Net interest income	18,066	17,536	530	18,150	(84)
Provision for loan losses	-	695	(695)	200	(200)
Non-interest income:
Service charges on accounts	1,647	1,477	170	1,550	97
Gain on sale of securities	-	-	-	-	-
Gain on sale of other real estate owned	-	-	-	190	(190)
Bank owned life insurance benefit payment	-	-	-	179	(179)
Gain on the sale of loans	80	80	-	11	69
Increase in cash surrender value of bank owned life insurance	468	271	197	365	103
Loan packaging fees	173	179	(6)	186	(13)
Retail investment income	105	140	(35)	112	(7)
Asset based lending fees	114	-	114	152	(38)
All other income	341	380	(39)	410	(69)
Total non-interest income	2,928	2,527	401	3,155	(227)
Non-interest expenses:
Salaries and related benefits	7,678	6,015	1,663	7,293	385
Premises and occupancy	1,714	1,242	472	1,422	292
Equipment	1,176	1,025	151	1,096	80
Professional fees	747	690	57	478	269
Marketing	363	310	53	360	3
Intangible amortization	-	12	(12)	-	-
Supplies	294	249	45	237	57
Charitable donations	264	286	(22)	264	-
Communications	356	346	10	487	(131)
Other expenses	1,346	1,194	152	1,355	(9)
Total non-interest expenses	13,938	11,369	2,569	12,992	946
Income before income taxes	7,056	7,999	(943)	8,113	(1,057)
Provision for income taxes	2,019	2,612	(593)	2,284	(265)
NET INCOME	$5,037	$5,387	$(350)	$5,829	$(792)
Average common shares outstanding	10,749	10,600	149	10,731	18
EPS	$0.47	$0.51	$(0.04)	$0.54	$(0.07)
Effect of stock options	227	337	(98)	239	-
Diluted EPS	$0.46	$0.49	$(0.03)	$0.53	$(0.07)

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)
	Twelve Months Ended
(Dollars in thousands)	December 2006	December 2005	One Year Change
Interest income	$122,149	$90,164	$31,985
Interest expense	48,101	24,720	23,381
Net interest income	74,048	65,444	8,604
Provision for loan losses	400	2,051	(1,651)
Non-interest income:
Service charges on accounts	6,122	5,924	198
Gain on sale of securities	622	-	622
Gain on sale of other real estate owned	190	-	190
Bank owned life insurance benefit payment	179	541	(362)
Gain on the sale of loans	202	235	(33)
Increase in cash surrender value of bank owned life insurance	1,434	1,041	393
Loan packaging fees	664	589	75
Retail investment income	414	405	9
Asset based lending fees	503	-	503
All other income	1,808	1,467	341
Total non-interest income	$12,138	$10,202	$1,936
Non-interest expenses:
Salaries and related benefits	29,165	22,763	6,402
Premises and occupancy	5,581	4,498	1,083
Equipment	4,305	3,961	344
Professional fees	2,699	2,310	389
Marketing	1,576	1,165	411
Intangible amortization	23	46	(23)
Supplies	1,070	1,057	13
Charitable donations	1,037	859	178
Communications	1,493	1,251	242
Other expenses	5,563	4,769	794
Total non-interest expenses	52,512	42,679	9,833
Income before income taxes	33,274	30,916	2,358
Provision for income taxes	10,598	9,962	636
NET INCOME	$22,676	$20,954	$1,722
Average common shares outstanding	10,692	10,500	192
EPS	$2.12	$2.00	$0.12
Effect of stock options	259	321	(62)
Diluted EPS	$2.07	$1.94	$0.13

Selected Financial Data
(Unaudited)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Basic Earnings Per Share	$0.47	$0.54	$0.51	$2.12	$2.00
Diluted Earnings Per Share	$0.46	$0.53	$0.49	$2.07	$1.94

Annualized Return on:
Average Assets	1.05%	1.29%	1.33%	1.25%	1.36%
Average Equity	13.96%	17.05%	17.93%	16.85%	18.54%
Net Interest Margin	4.15%	4.37%	4.73%	4.51%	4.69%
Efficiency Ratio	66%	61%	57%	61%	56%
Annualized Net Charge-offs to Average Loans	0.25%	0.15%	0.20%	0.10%	0.09%

Capital / Shareholder Information
(Unaudited)

	December 31,		September 30,
	2006	2005	2006
Book Value Per Share	13.71	11.56	13.23
Tangible Book Value Per Share	13.58	11.42	13.10

Leverage Capital Ratio	9.33%	8.57%	9.60%
Risk Based Capital Ratio	12.49%	11.13%	11.79%

Loan Portfolio Composition
(Unaudited)

(Dollars in thousands)	December 31, 2006		December 31, 2005		September 30, 2006
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent Of loans	Dollar Amount	Percent of loans
Commercial	$320,121	26%	$274,312	26%	$334,688	26%
Agricultural	81,568	7	72,792	7	87,039	7
Real estate construction	136,152	11	114,880	11	133,744	11
Real estate construction residential	41,081	3	53,112	5	38,949	3
Real estate mortgage	502,355	41	434,101	40	525,879	42
Real estate mortgage residential	39,725	3	37,165	3	41,602	3
Consumer	103,759	9	82,534	8	104,299	8
Total	1,224,761	100%	1,068,896	100%	1,266,200	100%
Less allowance for loan losses	(14,031)		(14,776)		(14,796)
Net loans	$1,210,730		$1,054,120		$1,251,404

Loan Portfolio Repricing Analysis
(Unaudited)

	December 31, 2006
	Within	One to	Over
(Dollars in Thousands)	One Year	Five Years	Five Years	Total

Commercial and Agricultural
Loans with floating rates	151,899	53,398	51,207	256,504
Loans with predetermined rates	51,934	101,202	18,999	172,135
Subtotal	203,833	154,600	70,206	428,639

Real Estate—Construction
Loans with floating rates	152,507	21,062	304	173,873
Loans with predetermined rates	3,375	-	-	3,375
Subtotal	155,882	21,062	304	177,248

Real Estate—Mortgage
Loans with floating rates	50,712	84,699	266,757	402,168
Loans with predetermined rates	5,029	41,689	67,420	114,138
Subtotal	55,741	126,388	334,177	516,306

Consumer Installment
Loans with floating rates	216	4,447	64,632	69,295
Loans with predetermined rates	1,419	1,213	30,641	33,273
Subtotal	1,635	5,660	95,273	102,568

Total	417,091	307,710	499,960	1,224,761

Nonperforming Assets/Loan to Deposit Ratio
(Unaudited)

	December 31,		September 30,
(Dollars in thousands)	2006	2005	2006
Non-accrual loans	$2,375	$1,692	$3,333
Accruing loans past due 90 days or more	-	208	-
Total nonperforming loans	2,375	1,900	3,333
Other real estate owned	60	60	60
Total nonperforming assets	$2,435	$1,960	$3,393

Nonperforming loans to total loans	0.19%	0.18%	0.26%
Nonperforming assets to total assets	0.12%	0.11%	0.18%
Loan to deposit ratio	75.8%	76.1%	80.5%

Allowance for Loan Loss Activity
(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(Dollars in thousands)	2006	2005	2006	2005
Allowance for Loan Losses:
Balance at beginning of period	$14,776	$13,605	$14,796	$14,598
Provision for loan losses	400	2,051	-	695
Charge-offs	(2,629)	(1,982)	(1,368)	(664)
Recoveries	1,484	1,102	603	147
Net (charge-offs) recoveries	(1,145)	(880)	(765)	(517)
Balance at end of period	$14,031	$14,776	$14,031	$14,776

Loans outstanding at period-end	$1,224,761	$1,068,896	$1,224,761	$1,068,896
Average loans outstanding	$1,187,156	$968,492	$1,241,369	$968,492

Annualized net charge-offs to average loans	0.10%	0.09%	0.25%	0.21%
Allowance for loan losses / total loans	1.15%	1.38%	1.15%	1.38%
Allowance for loan losses / nonperforming loans	590.78%	777.68%	590.78%	777.68%

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Three months ended			Three months ended
	December 31, 2006			December 31, 2005
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$99,157	1,307	5.23%	$30,477	$310	4.04%
Time deposits at other financial institutions	350	5	5.67	350	3	3.40
Taxable investment securities	328,396	3,819	4.61	337,069	3,435	4.04
Nontaxable investment securities	102,223	1,401	5.44	98,062	1,237	5.00
Loans, gross:	1,241,369	26,995	8.63	1,032,201	20,352	7.82
Total interest-earning assets	$1,771,495	$33,527	7.51	$1,498,159	$25,337	6.71
Allowance for loan losses	(14,648)			(14,763)
Cash and due from banks	41,374			50,028
Premises and equipment, net	40,477			27,635
Interest receivable and other assets	78,819			64,378
Total assets	$1,917,517			$1,625,437

Liabilities And Shareholders' Equity
Negotiable order of withdrawal	$202,941	$428	0.84	$207,594	$251	0.48
Savings deposits	418,906	3,638	3.45	397,601	1,803	1.80
Time deposits	697,135	8,254	4.70	446,716	3,815	3.39
Total interest-bearing deposits	1,318,982	12,320	3.71	1,051,914	5,869	2.21
Other borrowings	151,557	2,015	5.27	129,195	1,229	3.77
Subordinated Debentures	31,960	675	8.38	16,496	379	9.12
Total interest-bearing liabilities	1,502,499	15,010	3.96	1,197,602	7,477	2.48

Non-interest bearing deposits	254,322			293,760
Accrued interest, taxes and other liabilities	16,388			13,893
Total liabilities	1,773,209			1,505,255

Total shareholders' equity	144,308			120,182
Total liabilities and shareholders' equity	$1,917,517			$1,625,437

Net interest income and margin		$18,517	4.15%		$17,860	4.73%

Average Balance Sheet & Analysis of Net Interest Earnings
(Unaudited)

	Year Ended			Year Ended
	December 31, 2006			December 31, 2005
	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate	Average Balance	Taxable Equivalent Interest	Taxable Equivalent Yield/Rate
	(Dollars in thousands)
Assets
Federal funds sold	$28,919	1,500	5.19%	$10,981	$401	3.65%
Time deposits at other financial institutions	350	19	5.43	728	20	2.75
Taxable investment securities	353,911	16,367	4.62	351,948	14,478	4.11
Nontaxable investment securities	102,415	5,158	5.04	90,531	4,581	5.06
Loans, gross:	1,187,156	100,435	8.46	968,492	71,924	7.43
Total interest-earning assets	$1,672,751	$123,479	7.38	$1,422,680	$91,404	6.42
Allowance for loan losses	(14,966)			(13,937)
Cash and due from banks	44,943			45,142
Premises and equipment, net	35,433			25,264
Interest receivable and other assets	71,957			60,495
Total assets	$1,810,118			$1,539,644

Liabilities And Shareholders’ Equity
Negotiable order of withdrawal	$204,637	$1,466	0.72	$183,017	$411	0.22
Savings deposits	369,758	9,679	2.62	372,292	5,318	1.43
Time deposits	607,753	26,002	4.28	410,974	12,259	2.98
Total interest-bearing deposits	1,182,148	37,147	3.14	966,283	17,988	1.86
Other borrowings	178,376	8,823	4.95	156,807	5,381	3.43
Subordinated Debentures	24,630	2,131	8.65	16,496	1,351	8.19
Total interest-bearing liabilities	1,385,154	48,101	3.47	1,139,586	24,720	2.17

Non-interest bearing deposits	274,895			274,750
Accrued interest, taxes and other liabilities	15,476			12,289
Total liabilities	1,675,525			1,426,625

Total shareholders’ equity	134,593			113,019
Total liabilities and shareholders’ equity	$1,810,118			$1,539,644

Net interest income and margin		$75,378	4.51%		$66,684	4.69%